                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                ARCH COAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                            [ARCH COAL, INC. LOGO]

      CityPlace One, Suite 300, St. Louis, Missouri 63141 (314) 994-2700

                                March 31, 2000

To Our Stockholders:

   You are cordially invited to attend the Annual Meeting of Stockholders of Arch Coal, Inc. (the "Company") which will be held at the Company's headquarters at CityPlace One, Suite 300, St. Louis, Missouri, in the lower level auditorium, on Thursday, May 4, 2000, at 10:00 a.m., local time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter.

   On March 16, 2000, Ashland Inc. ("Ashland") announced that its Board of Directors had approved a distribution to Ashland stockholders of 17,397,233 of the 22,123,273 shares of the Company's Common Stock held by Ashland. On March 29, 2000, the shares were distributed pro rata as a taxable dividend to the more than 21,000 Ashland stockholders of record on March 24, 2000. The shares of Common Stock so distributed constitute approximately 45.6% of the Company's outstanding Common Stock. In light of this distribution, the Board of Directors deems it advisable that important changes be made to the Restated Certificate of Incorporation of the Company in the form of an Amended and Restated Certificate of Incorporation, which is described in the accompanying Proxy Statement. You are urged to consider these changes carefully.

   We hope that you will be present at the meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt return of your proxy card will be greatly appreciated.

   The Company's Annual Report for 1999 is also enclosed.

                                          Sincerely yours,

                                          /s/ James R. Boyd
                                          James R. Boyd
                                          Chairman of the Board

                                          /s/ Steven F. Leer
                                          Steven F. Leer
                                          President and Chief Executive
                                           Officer

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                                ARCH COAL, INC.
                            TO BE HELD MAY 4, 2000

   NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of Arch Coal, Inc. ("Arch Coal" or the "Company") will be held at the Company's headquarters, CityPlace One, Suite 300, St. Louis, Missouri, in the lower level auditorium, on Thursday, May 4, 2000, at 10:00 a.m., local time, for the following purposes:

  1. To elect ten (10) directors each to serve until the Annual Meeting of the Stockholders in 2001 and until their successors are duly elected and qualified.

  2. To act on a proposal to approve and adopt an Amended and Restated Certificate of Incorporation of the Company.

  3. To ratify the appointment of Ernst & Young LLP as independent auditors for 2000.

  4. To transact such other business as may properly come before the Annual Meeting.

   The close of business on March 20, 2000 has been fixed as the record date for the Annual Meeting. All holders of Common Stock of record at that time will be entitled to vote at the Annual Meeting. Cumulative voting rights exist with respect to the election of directors. A list of stockholders will be open for examination by any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of the Company, CityPlace One, Suite 300, St. Louis, Missouri.

   The Annual Meeting may be adjourned from time to time without notice other than an announcement at the meeting, or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

                                          By Order of the Board of Directors,

                                          /s/ Rosemary L. Klein
                                          ROSEMARY L. KLEIN
                                          Secretary and Assistant General
                                           Counsel

St. Louis, Missouri
March 31, 2000
       NOTE: It is important your shares be voted at the Annual Meeting.
                    Please sign, date and return your proxy
                           as promptly as possible.

                                ARCH COAL, INC.

                           CITYPLACE ONE, SUITE 300
                           ST. LOUIS, MISSOURI 63141
                                (314) 994-2700

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                  May 4, 2000

Introduction

   This Proxy Statement and the form of proxy enclosed herewith are furnished in connection with the solicitation of proxies by the Board of Directors of Arch Coal, Inc. ("Arch Coal" or the "Company") to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 4, 2000, at 10:00 a.m., local time, and at any adjournment thereof, at Arch Coal's principal executive offices located at CityPlace One, St. Louis, Missouri, in the lower level auditorium. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is March 31, 2000. An annual report to stockholders, including financial statements for the year ended December 31, 1999, is enclosed with this Proxy Statement.

   Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the directions made thereon by the stockholders. Unless otherwise indicated, a proxy will be voted FOR the election of the nominees for director named below, FOR approval and adoption of an Amended and Restated Certificate of Incorporation of the Company, and FOR ratification of the appointment of Ernst & Young LLP, independent public accountants, as the Company's auditors for the year ending December 31, 2000, and in the discretion of the proxies on any other matter properly before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof, but such revocation shall not be effective unless written notice thereof has been given to the Secretary of the Company. A proxy may also be revoked by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the meeting prior to the voting of the proxy.

   Only the holders of record of shares of Common Stock, par value $.01 per share ("Common Stock"), of Arch Coal at the close of business on March 20, 2000, are entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights exist with respect to the election of Directors. Cumulative voting means that a stockholder has the right, in person or by proxy, to multiply the number of votes to which such stockholder is entitled by virtue of his or her share ownership by the number of Directors to be elected and cast this total number of votes for any one nominee, or to distribute the total number of votes, in any proportion, among as many nominees as the stockholder desires, up to the number of Directors to be elected. The named proxies will have the right to vote cumulatively and to distribute votes among nominees as they deem advisable. On all other matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote. As of March 1, 2000, there were 38,164,482 shares of Common Stock issued and outstanding.

   The holders of a majority of the outstanding shares of stock, present in person or by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum, abstentions will be included in the computation of the number of shares of Common Stock that is present. Approval of the proposal to approve and adopt an Amended and Restated Certificate of Incorporation of the Company will require the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Common Stock entitled to vote and (ii) not less than two-thirds of the shares of Common Stock voting at the meeting. Approval of the proposal to ratify the appointment of independent auditors for 2000 will require the affirmative vote of the holders of a majority of the shares of Common Stock that are present or represented at the Annual Meeting and entitled to vote. If your proxy card is specifically marked as abstaining from voting, your shares will, in effect, be voted against these proposals. Broker non-votes will not be counted as being entitled to vote on a proposal and will not affect the outcome of the vote on such proposal.

   Whole shares of Common Stock credited to the account of a participant in Arch Coal's Automatic Dividend Reinvestment and Stock Purchase Plan will be voted in accordance with the proxy card returned by the participant. The shares of Common Stock held under the Arch Coal, Inc. Employee Thrift Plan will be voted by its Trustee in accordance with the instructions received by participants and, if a participant does not provide instructions, the Trustee will vote the shares for which no instructions are received in the same proportion as shares for which instructions are received from other participants.

The Ashland Distribution

   On March 16, 2000, Ashland Inc. ("Ashland") announced that its Board of Directors had approved a distribution to Ashland stockholders of 17,397,233 of the 22,123,273 shares of the Company's Common Stock held by Ashland. On March 29, 2000, the shares were distributed pro rata as a taxable dividend to Ashland stockholders of record on March 24, 2000 (the "Ashland Distribution"). The shares of Common Stock so distributed constitute approximately 45.6% of the shares of Common Stock outstanding as of March 1, 2000. Because Ashland will be the owner of record of those shares on the record date for the Annual Meeting, it will be entitled to vote those shares at the Annual Meeting.

                             ELECTION OF DIRECTORS

                        (PROPOSAL 1 ON THE PROXY CARD)

   Under the Company's Restated Certificate of Incorporation and Bylaws, the Board of Directors is to consist of such number of Directors as is determined from time to time by a two-thirds vote of the Board. The number of Directors constituting the whole Board is currently twelve. Messrs. Paul W. Chellgren and J. Marvin Quin, current members of the Board of Directors of the Company and executive officers of Ashland, are not, however, standing for re-election in light of the Ashland Distribution. The Board may, prior to the Annual Meeting, reduce the number of Directors on the Board from twelve to ten due to Messrs. Chellgren and Quin not standing for re-election.

   At the Annual Meeting, ten Directors are to be elected. In the election, the ten persons who receive the highest number of votes cast will be elected. If the proposal to approve and adopt the Amended and Restated Certificate of Incorporation of the Company is approved, the Directors elected at the Annual Meeting will be divided into three classes to serve as follows: the Class I Directors will hold office for an initial term to expire at the annual meeting of stockholders held in 2001; the Class II Directors will hold office for an initial term to expire at the annual meeting of stockholders held in 2002; and the Class III Directors will hold office for an initial term to expire at the annual meeting of stockholders held in 2003. Messrs. Philip W. Block, Thomas
L. Feazell, Steven F. Leer and Theodore D. Sands would be the initial Class I Directors; Messrs. James R. Boyd, Douglas H. Hunt and A. Michael Perry would be the initial Class II Directors; and Messrs. Ignacio Dominguez Urquijo, Robert L. Hintz and James L. Parker would be the initial Class III Directors. If the Board does not reduce the number of its members from twelve to ten prior to the Annual Meeting, Class II and Class III will each have one vacancy. If the proposal to approve and adopt the Amended and Restated Certificate of Incorporation of the Company is not approved, the Directors elected at the Annual Meeting will hold office until the next annual election of Directors and until their respective successors are elected and qualified.

   It is the intention of the persons named in the enclosed proxy (Mr. Steven
F. Leer and Ms. Rosemary L. Klein), unless otherwise instructed in any form of proxy, to vote FOR the election of the nominees named below. Such proxy holders also may vote such shares cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. The Company has no reason to believe that any of the nominees will not be available for election as Directors, and all of the nominees have consented to serve if elected. The Company is soliciting and the proxy holders are being granted discretionary authority to cumulate and to vote the shares of stock as they determine. If stockholders do not wish to confer authority to cumulate their votes as provided in the proxy, stockholders may exercise their right to cumulate votes in the election of Directors by attending the meeting and voting in person.

Nominees For Director

                                                                        Served
                                                                         as a
      Name, Age, Principal Occupation or Position, Other               Director
      Directorships                                                     Since
      --------------------------------------------------               --------
      PHILIP W. BLOCK, 52............................................    1999
       Administrative Vice President of Human Resources of Ashland
        Inc. (a multi-industry company with operations in chemicals, motor oil and car care products and highway construction)
      JAMES R. BOYD, 53..............................................    1990
       Chairman of the Board of Arch Coal, Inc. and Senior Vice
        President and Group Operating Officer of Ashland Inc.
      IGNACIO DOMINGUEZ URQUIJO, 54..................................    1998
       Chief Executive Officer and Administrator of Carboex, S.A.
        ("Carboex") (a fuel trading firm belonging to Endesa Group, the leading Spanish utility company) and Senior Vice
        President of Endesa Group
      THOMAS L. FEAZELL, 62..........................................    1997*
       Retired Senior Vice President of Ashland Inc.
       He is also a director of National City Bank of Ashland,
        Kentucky.
      ROBERT L. HINTZ, 69............................................    1997*
       Chairman of the Board of R. L. Hintz & Associates (a
        management consulting firm)
       He is also a director of Reynolds Metals Company and
        Chesapeake Corporation.
      DOUGLAS H. HUNT, 47............................................    1995
       Director of Acquisitions of Petro-Hunt, L.L.C. (a private oil and gas exploration and production company)
      STEVEN F. LEER, 47.............................................    1992
       President and Chief Executive Officer of Arch Coal, Inc.
       He is also a director of Norfolk Southern Corporation.
       Mr. Leer also serves as a director of the Center for Energy and Economic Development, Vice-Chairman of the National Coal
        Council and Chairman of the National Mining Association.
      JAMES L. PARKER, 62............................................    1995
       President of Hunt Petroleum Corporation (a private oil and gas exploration and production company)
      A. MICHAEL PERRY, 63...........................................    1998
       Chairman of Bank One, West Virginia, N.A.
       He is also a director of Champion Industries, Inc.
      THEODORE D. SANDS, 54..........................................    1999
       President of HAAS Capital, LLC (a private consulting and
        investment company)
       He is also a director of Mosiac Group Inc. and Protein
        Sciences Corporation.

--------
  * Prior to the merger of Ashland Coal, Inc. and the Company that occurred on July 1, 1997 (the "Ashland Merger"), Messrs. Feazell and Hintz served as directors of Ashland Coal, Inc. from 1981 and 1993, respectively.

   Each nominee has had the same position or other executive positions with the same employer during the past five years except as follows:

   Mr. Dominguez was the General Manager of SE.PI (a Spanish government holding group) from 1996 to 1998 and served as Director and General Manager for Processing Industries of TENEO (also a Spanish government holding group) and its predecessor, I.N.I., from 1992 to 1996.

   Mr. Sands retired as Managing Director, Investment Banking for the Global Metals/Mining Group of Merrill Lynch & Co. in February 1999.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

Meetings And Committees

   During 1999 the Board held six meetings and all current Directors attended more than 75% of the meetings of the Board or their respective Board Committees. The Board has four standing committees: the Audit Committee, the Committee on Directors, the Finance Committee and the Personnel and Compensation ("P&C") Committee.

   The Audit Committee, comprised of Mr. Hintz (Chairman) and Messrs. Dominguez, Hunt, Parker, Perry and Sands met three times during 1999. Its duties include recommending Arch Coal's independent auditors, reviewing the scope and results of external and internal audits, reviewing internal accounting controls, reviewing significant changes in accounting principles, approving in advance all substantial services which are not audit-related to be provided by the independent auditors, obtaining and reviewing reports on legal compliance and reviewing material litigation and related matters, if any.

   The Committee on Directors is comprised of Mr. Chellgren (Chairman) and Messrs. Feazell, Hintz, Hunt and Leer. The Committee on Directors met twice during 1999. Its functions include the recruitment and recommendation to the Board of Directors of nominees for Directors, the oversight of the annual evaluation of Directors and the review and recommendation of the Directors' compensation program. While the Board of Directors will consider nominees recommended by stockholders, the Committee has not actively solicited such nominations. At any meeting of stockholders, the chairman or presiding officer may refuse to acknowledge the nomination of any person not made in compliance with the procedures specified in the Company's Bylaws.

   The Finance Committee is comprised of Mr. Parker (Chairman) and Messrs. Boyd, Dominguez, Leer, Perry, Quin and Sands. It met four times in 1999. This Committee reviews and approves fiscal policies relating to the Company's financial structure, including its debt, cash and risk management. It also reviews and recommends to the Board appropriate action with respect to significant financial matters, major capital expenditures and acquisitions, and funding policies of the Company's employee benefit plans.

   The P&C Committee is comprised of Mr. Feazell (Chairman) and Messrs. Block, Boyd, Chellgren, Hunt and Sands. It met three times during 1999. The duties of this Committee include the approval of the compensation of executive officers of the Company and its subsidiaries above specified dollar levels and the selection of participants and awards under Arch Coal's incentive plans. The P&C Committee also establishes policies regarding compensation, position evaluations, transfers and terminations. In addition, it provides oversight of Arch Coal retirement, savings and other benefit plans.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of March 1, 2000, unless otherwise noted, concerning ownership of the outstanding Common Stock by those persons known to Arch Coal to be the beneficial owner of more than 5% of the total outstanding Common Stock; each Director or nominee for a Director; each executive officer named in the Summary Compensation Table (the "Named Executive Officers"), unless such officer has resigned from his position; and all Directors and executive officers serving as of such date, as a group. Except as noted and for Common Stock acquired by means of dividend reinvestments under the Company's Automatic Dividend Reinvestment and Stock Purchase Plan in respect of dividends that were paid to holders of record on March 6, 2000, the listed persons have no other right to acquire beneficial ownership of Common Stock exercisable within 60 days. Ashland owns Common Stock representing approximately 58% of the voting power of Arch Coal, and has the power to elect a majority of the Board of Directors. Pursuant to an Agreement between the Company, Ashland and Carboex, the Company has agreed to nominate for election as a Director of the Company a person designated by Carboex, and Ashland has agreed to vote sufficient shares of the Common Stock in a manner sufficient to cause the election of such nominee. Pursuant to such Agreement, Ashland will vote its shares of Common Stock in favor of the election of Mr. Ignacio Dominguez Urquijo as a Director. Each stockholder listed below has sole voting and dispositive power with respect to the Common Stock listed, unless otherwise noted.

                                                                        PERCENT
                                                     NUMBER               OF
BENEFICIAL OWNER                                   OF SHARES             CLASS
----------------                                   ----------           -------
Ashland Inc....................................... 22,123,273            58.0%
50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky 41012
Hunt Coal Corporation.............................  2,199,659             5.8
5000 Thanksgiving Tower
Dallas, Texas 75201
Philip W. Block(/1/)..............................        400               *
James R. Boyd(/1/)................................      5,000               *
Paul W. Chellgren(/1/)............................      8,599               *
Ignacio Dominguez Urquijo(/2/)....................         --              --
Thomas L. Feazell.................................        964(/3/)          *
Robert L. Hintz...................................      1,000               *
Douglas H. Hunt...................................      8,000               *
Steven F. Leer....................................     50,429(/3/)(/4/)     *
James L. Parker...................................    349,129(/5/)          *
A. Michael Perry..................................      2,367               *
J. Marvin Quin(/1/)...............................      1,500               *
Theodore D. Sands.................................      5,000               *
Robert W. Shanks..................................     14,670(/4/)          *
Kenneth G. Woodring...............................     89,478(/3/)(/4/)     *
All directors and executive officers of the Com-
 pany as a group (21 persons).....................    684,524(/6/)        1.8

--------
*Less than one percent of the outstanding shares.
(/1/) Messrs. Block, Boyd, Chellgren, and Quin are executive officers of
      Ashland and to the extent they may be deemed to be control persons of Ashland, they may be deemed to be beneficial owners of shares of Common Stock owned by Ashland. Each of Messrs. Block, Boyd, Chellgren, and Quin disclaims beneficial ownership of such shares.
(/2/) Mr.Dominguez is an executive officer of Carboex, and to the extent he may be deemed to be a control person of Carboex, he may be deemed to be a beneficial owner of shares owned by Carboex. As of March 1, 2000, Carboex held 1,640,000 shares of Common Stock. Mr. Dominguez disclaims beneficial ownership of such shares.
(/3/) Includes shares held jointly with such individual's spouse in the following amounts: Messrs. Feazell--100; Leer--1,000; and Woodring-- 2,500.
(/4/) Includes the following shares which such persons have or will have within 60 days after March 1, 2000, the right to acquire upon the exercise of employee stock options: Messrs. Leer--43,336; Shanks--17,668; and Woodring--81,501.
(/5/) Consists of shares owned by a trust of which Mr. Parker is co-trustee.
      Mr. Parker is also an executive officer of Hunt Coal Corporation (a subsidiary of Hunt Petroleum Corporation), and he may be deemed to share voting and dispositive power with respect to shares of Common Stock owned by Hunt Coal Corporation. Mr. Parker disclaims beneficial ownership of such shares.
(/6/) Includes 34,681 shares held by executive officers under Arch Coal's
      Employee Thrift Plan and 252,443 shares held subject to stock options.

                            EXECUTIVE COMPENSATION

   The following table is a summary of compensation information for each of the last three years for the Chief Executive Officer and each of the other four most highly compensated executive officers, based upon annual salary for the fiscal year ended December 31, 1999 paid by Arch Coal or its subsidiaries:

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                               ANNUAL COMPENSATION             AWARDS      PAYOUTS
                                       ------------------------------------ ------------ ------------
                                                            OTHER ANNUAL     SECURITIES      LTIP         ALL OTHER
            NAME AND                   SALARY  BONUS(/1/) COMPENSATION(/2/)  UNDERLYING  PAYOUTS(/3/) COMPENSATION(/4/)
       PRINCIPAL POSITION         YEAR   ($)      ($)            ($)         OPTIONS(#)      ($)             ($)
       ------------------         ---- ------  ---------- ----------------- ------------ ------------ -----------------
Steven F. Leer..................  1999 400,000  178,000         1,297          70,000          -0-         24,000
President & CEO                   1998 400,000      -0-           -0-          35,000          -0-         24,000
                                  1997 375,058  322,500           -0-          30,000      144,000         22,403
Kenneth G. Woodring.............  1999 300,000  106,800        10,567          30,000          -0-         18,000
Executive Vice President          1998 300,000      -0-         2,491          15,000          -0-         16,707
                                  1997 285,819  138,969        30,814          15,000       29,085         17,049
Robert W. Shanks................  1999 225,000   80,100         9,334          26,500          -0-         13,500
Vice President--Operations......  1998 225,000      -0-           -0-          13,250          -0-         13,500
                                  1997 220,227  134,109         7,037          13,250       63,157         12,441
Jeffry N. Quinn.................  1999 220,000   75,240         9,363          27,250          -0-         13,200
Senior Vice President             1998 220,000      -0-           -0-          13,575          -0-         13,200
Secretary & General Counsel(/5/)  1997 206,564  127,220           -0-          13,575       42,560         12,294
Patrick A. Kriegshauser.........  1999 200,000   71,200         9,523          27,250          -0-         12,000
Senior Vice President &           1998 200,000      -0-           -0-          13,575          -0-         12,000
CFO(/6/)........................  1997 185,942  114,440           -0-          13,575       31,959         11,057

--------
(/1/) All amounts listed were awarded with respect to the subject year and paid in the immediately succeeding year, with the exception of the amounts awarded for the period January through June 1997, which were paid in 1997.
(/2/) Represents amounts paid for the reimbursement of taxes paid by the listed individuals.
(/3/) The amounts paid in 1997 represent the pro rata amounts paid under the applicable Performance Unit Plans of Ashland Coal, Inc. for Mr. Woodring or of the Company (for the other named individuals) for that portion of the 1995-1998 performance cycle that had been completed prior to termination of such plans which plans were terminated upon the consummation of the Ashland Merger. The next potential payout for the named executives under the Company's long-term compensation programs will be upon the expiration of the current four-year performance cycle or December 31, 2001.
(/4/) This amount represents (i) contributions made to the applicable Employee
      Thrift Plan for 1997, 1998 and 1999, (ii) contributions by the Company under its ERISA Forfeiture Plan for 1997 and 1998 and (iii) credits made under the Company's Deferred Compensation Plan for 1999. All contributions to the Employee Thrift Plan and ERISA Forfeiture Plan were made during the subject year. All credits pursuant to the Deferred Compensation Plan were made in the immediately succeeding year.
(/5/) Mr. Quinn resigned as Senior Vice President, Secretary and General
      Counsel of the Company on February 29, 2000.
(/6/) Mr. Kriegshauser resigned as Senior Vice President and Chief Financial
      Officer of the Company on January 26, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS(/1/)          POTENTIAL REALIZABLE VALUE
                          --------------------------------------- AT ASSUMED ANNUAL RATES OF
                                                    % OF TOTAL     STOCK PRICE APPRECIATION
                           NUMBER OF SECURITIES   OPTIONS GRANTED       FOR OPTION TERM
                                UNDERLYING        TO EMPLOYEES IN ---------------------------
NAME                      OPTIONS GRANTED(#)(/2/)   FISCAL YEAR      5%($)         10%($)
----                      ----------------------- --------------- ------------ --------------
Steven F. Leer..........          70,000                9.4%           470,492      1,192,319
Kenneth G. Woodring.....          30,000(/3/)           4.0%           201,639        510,994
Robert W. Shanks........          26,500                3.6%           178,115        451,378
Jeffry N. Quinn.........          27,250                3.7%           183,156        464,153
Patrick A. Kriegshauser.          27,250                3.7%           183,156        464,153

--------
(/1/)All options granted expire February 25, 2009 and are exercisable at a base price of $10.6875.
(/2/)The options are not exercisable during the first year following the date of the grant. The options are exercisable with respect to 16.67 percent of the underlying shares upon the first anniversary date of the grant and until the second anniversary, and are exercisable between the second and third anniversaries of the grant with respect to 50 percent of the underlying shares. The options are exercisable between the third and fourth anniversaries of the grant with respect to 83.33 percent of the underlying shares. After the fourth anniversary of the date of the grant, the options are exercisable with respect to 100 percent of the underlying shares.
(/3/)In addition to the grant shown in the table, Mr. Woodring had previously been awarded 61,500 options under the Ashland Coal, Inc. 1995 and 1988 Stock Incentive Plans (the "Prior Plans"). Pursuant to the terms of the merger agreement for the Ashland Merger, these options were replaced by fully vested options under the Company's 1997 Stock Incentive Plan. These replacement options are exercisable on the same terms and conditions (including per share exercise prices) as were applicable to such options granted under the Prior Plans.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                            SHARES              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                          ACQUIRED ON  VALUE     OPTIONS AT FY-END(#)          AT FY-END($)
                           EXERCISE   REALIZED ------------------------- -------------------------
NAME                          (#)       ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                      ----------- -------- ------------------------- -------------------------
Steven F. Leer..........      -0-       -0-         31,667/103,333              -0-/43,750
Kenneth G. Woodring.....      -0-       -0-          76,500/45,000              -0-/18,750
Robert W. Shanks........      -0-       -0-          13,250/39,750              -0-/16,563
Jeffry N. Quinn.........      -0-       -0-          13,575/40,825              -0-/17,031
Patrick A. Kriegshauser.      -0-       -0-          13,575/40,825              -0-/17,031

          BOARD OF DIRECTORS AND PERSONNEL AND COMPENSATION COMMITTEE
                   REPORT ON EXECUTIVE COMPENSATION FOR 1999

General

   The P&C Committee (the "Committee") is comprised entirely of non-employee Directors and has the responsibility for reviewing and approving changes to Arch Coal's executive compensation policies and programs. The Committee also approves all compensation payments to the Chief Executive Officer and other executives officers, except for grants of stock-based compensation, which are approved by the Board of Directors as a whole.

   The members of the Committee are free from interlocking or other relationships that could create a conflict of interest.

Compensation Principles

   Arch Coal's compensation program for executives consists of three key elements:

     1. A base salary;

     2. A performance-based annual bonus; and

     3. A long-term incentive program consisting of periodic grants of both stock options and performance shares or units.

   The fundamental objective of the Company's executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and stockholder value. The Company's compensation program meets this objective by:

     1. Providing for a level of base compensation that is competitive with other similarly sized publicly-traded companies, with particular emphasis on those in mining and extractive industries;

     2. Providing total compensation opportunities which are comparable to the opportunities provided by a group of peer companies of similar size and diversity to Arch Coal in analogous or related businesses (the "Compensation Peer Group"), as well as general industry indices. The Compensation Peer Group companies utilized for analyzing compensation comparisons are currently the same companies as utilized in the Performance Graph shown on page 14.

     3. Linking the compensation of Arch Coal executives to the operating and financial performance of the Company by making significant elements of each executive's compensation sensitive to the overall performance of the Company;

     4. Increasing the emphasis on variable pay and long-term incentives at more senior levels of the Company; and

     5. Rewarding executives for both the short and long-term enhancement of stockholder value.

Annual Base Salary

   Annual salary is designed to compensate executives for their sustained individual performance. Salaries for executive officers, including the Chief Executive Officer and the other Named Executive Officers, are reviewed by the Committee and are generally targeted by the Committee at the median of Arch Coal's Compensation Peer Group. Consideration is given to individual results and experience, as well as corporate and operational performance. Salaries are typically reviewed and adjusted on an annual basis at the first Committee meeting of each year with any adjustments retroactive to the first of the year, but salaries can be frozen as a result of poor company performance or other reasons as determined in the Committee's sole judgment. In July 1997 salaries for the CEO and other executive officers were adjusted as a result of the increase in their responsibilities as a result of the merger with Ashland Coal, Inc. and becoming a public entity. Base salaries were not adjusted again until February 2000. At that time the Committee determined that it would be appropriate to adjust salaries of the executive officers in order to more closely fulfill the stated compensation goal of base salaries being at the median of the Compensation Peer Group. This review resulted in base salary increases for the executive officers (other than the CEO who is discussed below) of between 7 and 45%.

   Base salaries were not adjusted in 1999 as a result of disappointing financial and operating performance in the last half of 1998. The Committee had determined it would be appropriate to provide the CEO and other executives the opportunity to earn back the foregone salary increase if Company performance merited. This was accomplished by increasing the maximum annual incentive opportunity for 1999 for these executives under the Company's Stock Incentive Plan, discussed below. As discussed below, the Company's performance on debt repayment in 1999 resulted in a bonus being earned by the CEO and other executives officers. As a result of the increased opportunity, these annual bonuses for the Chief Executive Officer and the other Named Executive Officers were between $12,816 and $35,600 more than they would have been if the maximum opportunity had not been increased.

Annual Incentive Bonus

   In December 1997 the Company adopted the Arch Coal, Inc. 1997 Stock Incentive Plan (the "Stock Incentive Plan") to provide opportunities for key executives of the Company to earn annual incentive compensation based upon the successful achievement of individual and Company financial and operating performance objectives. Achievement of threshold or higher level performance, the Company's overall performance, as well as the executive's individual performance, are considered in determining the amount of the award.

   A participant's annual incentive opportunity is based upon his or her level of participation in the bonus plan. The incentive opportunity increases based upon an executive's potential to affect operations or profitability. The incentive opportunity in 1999 for the Chief Executive Officer was 125% of base salary while the incentive opportunity for the other executives, including the other Named Executive Officers, was 100% of base salary. Company performance is weighted more at senior levels in the organization; however, all participants in the program have an individual performance factor which is based upon an evaluation of the extent to which an individual has successfully discharged his duties during the year. The CEO's individual performance factor is based upon the Board's evaluation of the CEO's performance in discharging his duties.

   Awards for the Chief Executive Officer and other executives and corporate employees are based on overall corporate and individual performance. Awards to operating subsidiary employees are based on a combination of corporate, subsidiary and individual performance. All award payments are subject to the review and approval of the Committee.

   For 1999 incentive opportunities for the Chief Executive Officer and the other executives of the Company were based 90% on corporate performance and 10% on individual performance. Corporate performance was determined by a weighting of three performance measures: (i) return on equity ("ROE"), (ii) earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and (iii) debt reduction. ROE and EBITDA were weighted at 40% and debt reduction was weighted at 20%. Performance levels were established by the Committee for each of these performance measures at which a 50% pay out, 100% pay out, or 150% pay out could be earned. Although a 150% pay out could be earned under a specific performance measure, the aggregate pay out for corporate performance could not exceed the percentage of maximum incentive opportunity tied to corporate performance.

   The corporation's performance in 1999 resulted in a 150% pay out on the portion of the annual incentive opportunity tied to debt reduction, but no pay out for the portion of the incentive opportunity tied to corporate performance as measured by ROE or EBITDA. As a result, the Chief Executive Officer and the other executives earned a bonus under the plan of 27% of maximum incentive opportunity as a result of corporate performance (150% (score on debt reduction) times 20% (weighting for debt reduction) times 90% (portion of award opportunity tied to corporate performance)). In addition, since one of the corporate performance thresholds was met, the Chief Executive Officer and the other executives were eligible to receive an award for the 10% portion of total incentive opportunity which is based upon individual performance. Based upon the Committee's evaluation of the contribution by the Chief Executive Officer and the other Named Executives Officers, awards based upon individual performance ranged from 7.2% to 10% of annual incentive opportunity.

Long-Term Incentives

   The Committee has determined that a long-term incentive opportunity for each of the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, should be delivered through awards of stock options and phantom performance shares. The Committee intends that these long-term incentive opportunities be competitive and based on actual Company performance.

 Stock Options

   Arch Coal's employee stock option program is a long-term plan designed to link executive compensation with increased stockholder value. A target value has been established for each executive officer and other key employees of the Company. This target helps to establish the range of stock options to be granted periodically to key employees. At the discretion of the Board of Directors, awards can be made that deviate from these general guidelines.

   All stock options are granted with an exercise price equal to the closing price of Common Stock on the date of grant. Vesting of stock options generally occurs over a period of three years; however, options will immediately vest upon a "change in control" (as defined in the Stock Incentive Plan) of Arch Coal or upon an employee's death, retirement or disability.

   In 1999 the Board of Directors determined that it was appropriate to grant stock options to the Chief Executive Officer, the other executives, and all other stock option recipients of two times the normal level. The Committee felt this would create a significant incentive for immediate and sustained improvement in corporate performance and would serve as a retention device for the key employees of the corporation. This grant was made by the Board with the understanding that no grants of stock options would be made in 2000. The vesting schedule of the grants was also altered so that the same number of options would vest each year as if the grant had been made in two separate years (one-sixth of the options vest in one year, another one-third vests in two years and three years respectively, and the remainder fully vest in four years).

 Phantom Performance Shares

   On December 19, 1997, phantom performance shares were granted under the Stock Incentive Plan covering a four-year performance period beginning January 1, 1998. Performance shares can be earned based upon the Company's total stockholder return ("TSR") relative to two external benchmarks: the Compensation Peer Group and the Standard & Poor's ("S&P's") 400 mid-cap index. Each of these performance factors is weighted equally at 50%. In order for a payout to be generated under the performance share grants, the TSR over the 4-year period must be at least equal to or greater than either the median TSR of the Compensation Peer Group or the 25th percentile of the S&P's 400 mid-cap index. Maximum payouts will be generated if the Company's TSR is at least equal to the 75th percentile level of each group. The number of performance shares granted were based upon the employee's responsibility level, performance and salary. As of December 31, 1999, the Company's TSR for the performance period beginning January 1, 1998 was -56%. This would result in performance below the median compared to the TSR of the Company's Compensation Peer Group and performance below the 25th percentile when compared to the S&P's 400 mid-cap index. As a result, if the performance cycle which began January 1, 1998 were terminated as of December 31, 1999, no performance shares would be earned.

   On February 24, 2000, phantom performance shares were granted under the Stock Incentive Plan covering a four-year performance period beginning January 1, 2000. Performance shares can be earned based upon the Company's TSR relative to two external benchmarks: the Compensation Peer Group and the S&P's 400 mid-cap index. Each of these performance factors is weighted equally at 50%. In order for a pay out to be generated under the performance share grants, the TSR over the 4-year period must be at least equal to or greater than either the median TSR of the Compensation Peer Group or the 25th percentile of the S&P's 400 mid-cap index. Maximum pay outs will be generated if the Company's TSR is at least equal to the 50th percentile for the S&P's 400 mid-cap index, and is at least equal to the 75th percentile for the Compensation Peer Group. The number of performance shares granted was based upon the employee's responsibility level, performance and salary. Two-thirds of the performance share grant are earned based on the performance metrics discussed above. The balance of the performance shares (one-third) will be paid out in cash to the Chief Executive Officer and other Named Executive Officers at the end of the 4-year performance cycle, subject to Plan provisions.

   Payments with respect to phantom performance shares earned during the four-year performance period may be made wholly or partially in cash, or wholly or partially in shares of Arch Coal Common Stock, at the discretion of the Board of Directors and as permitted by applicable securities laws. The Board of Directors can adjust, in its discretion, the performance measures established and may adjust any payments earned during any performance period downward based upon poor performance or such other factors as the Committee deems appropriate.

Deductibility of Compensation

   Under Section 162(m) of the Internal Revenue Code (the "Code"), the Company is subject to loss of the deduction for compensation in excess of $1,000,000 paid per year to any of the Named Executive Officers. Since the stockholders ratified the Stock Incentive Plan in 1998, the deduction can likely be preserved assuming that Arch Coal complies with certain conditions in the design and administration of its compensation programs. The Committee intends to make every reasonable effort, consistent with sound executive compensation principles and the future needs of the Company, to ensure that all future amounts paid to its executive officers will be fully deductible by the Company.

Other Plans

   Arch Coal maintains a Deferred Compensation Plan pursuant to which certain executives (those at Incentive Compensation Levels I-III) can defer base and annual incentive compensation. The Company also maintains an Employee Thrift Plan, a Cash Balance Pension Plan, insurance and other benefit plans for its employees. Executives participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans.

Compensation of the Chief Executive Officer

 1999 Company Performance

   The table below shows key measures of the Company's financial performance for 1999 compared to 1998.

      (in millions except percentages and per share
      data)                                               1999       1998
      ---------------------------------------------     --------   --------
      Revenues......................................... $1,567.4   $1,505.6
      Net Income.......................................   (346.3)      30.0
      Income from operations...........................   (327.0)      87.8
      Debt.............................................  1,095.0    1,309.1
      EBITDA(/1/)......................................    325.9      313.5
      Earnings Per Share...............................    (9.02)      0.76
      Tons Sold........................................    111.2       81.1
      Return on Average Equity.........................    (80.6)%      4.9%
      Total Shareholder Return.........................    (31.7)%   (36.12)%

--------
(/1/) Income (loss) from operations before the effect of changes in accounting principles and extraordinary items, merger-related costs and unusual items, asset impairment and restructuring charges, net interest expense, income taxes, depreciation, depletion and amortization for the Company, its subsidiaries and its ownership percentage in its equity investments.

   The Company's results for 1999 included the effect of a write down in the carrying value of certain eastern coal properties and related assets. While the Company's performance in 1999 was disappointing in many respects, the Committee felt that many of the causes for this, primarily the unprecedented weak market and railroad transportation problems, were out of the direct control of Mr. Leer. In 1999 the Company's primary financial goal was the aggressive pay down of debt. The Company was very successful in this regard. The Company paid down $189.1 million in debt, retired $35.3 million in capital leases, and also bought back $13.25 million in stock.

 1999 CEO Compensation

   Upon consummation of the merger with Ashland Coal, Inc. in July, 1997, Mr. Leer's base salary was set at $400,000 per year. Mr. Leer's base salary was not adjusted again until 2000. At that time, Mr. Leer's base salary was adjusted to $500,000.

   The Committee felt that this adjustment was appropriate since it had been thirty months since the last adjustment in Mr. Leer's base salary. The Committee also determined that the salary adjustment was appropriate to more closely fulfill the compensation philosophy established by the Committee, which is to set base salaries near the median of its Compensation Peer Group.

   Considering the Company's performance in 1998 after its acquisition of the U.S. coal properties of Atlantic Richfield Company and the successful integration efforts associated with that acquisition during that period, Mr. Leer received a grant of 70,000 stock options on February 25, 1999, one-sixth of which vest in one year, one-third of which vest in two years and three years respectively, and the remainder of which fully vest in four years. Such options would nonetheless fully vest upon a change in control of Arch Coal or upon Mr. Leer's death, retirement or disability. This option grant was two times the level which had historically been made to Mr. Leer. The Board made this grant with the understanding that no options would be granted in 2000.

   For 1999, Mr. Leer's maximum incentive opportunity under the Company's annual incentive compensation plan was 125% of his base salary or $500,000. His incentive opportunity was based 90% on corporate performance and 10% on individual performance. The Committee determined that, for the year, corporate performance would be measured by a weighting of three performance measures:
(i) ROE, (ii) EBITDA and (iii) debt reduction. ROE and EBITDA were weighted at 40% and debt reduction was weighted at 20%. Performance levels were established by the Committee for each of these performance measures at which Mr. Leer would receive a 50% pay out, 100% pay out, or 150% pay out. Although Mr. Leer could earn a 150% pay out under a specific performance measure, the aggregate pay out for corporate performance could not exceed the percentage of maximum bonus opportunity tied to corporate performance.

   The corporation's performance in 1999 resulted in a 150% pay out on the portion of the annual incentive opportunity tied to debt reduction, but no pay out for the portion of the award opportunity tied to corporate performance as measured by ROE or EBITDA. In establishing the EBITDA and ROE goals, the Committee realized that meeting even the threshold levels of performance for those criteria would be difficult without asset sales that were planned during the year. Due to the soft market for coal assets, those asset sales were not completed. As a result, Mr. Leer earned a bonus under the plan of 27% of maximum annual incentive opportunity as a result of corporate performance (150% (score on debt reduction) times 20% (weighting for debt reduction) times 90% (portion of award opportunity tied to corporate performance)). In addition, since one of the corporate performance thresholds was met, Mr. Leer was eligible to receive an award for the 10% portion of total annual incentive opportunity which is based upon individual performance. Based upon the Committee's evaluation of Mr. Leer's performance, including those factors discussed above, the Committee awarded Mr. Leer an additional pay out of 8.6% of annual incentive opportunity.

   This report is submitted by the P&C Committee with respect to all matters set forth in the report, except for those matters related to stock options and performance shares, and by the entire Board of Directors, but only with respect to stock options and performance shares. Mr. Leer excused himself from Board meetings and abstained from voting on all matters relating to stock-based compensation.

   In summary, the Committee and the Board believe that the total compensation opportunities provided to the Company's executive officers create a strong linkage and alignment with the long-term best interest of Arch Coal and its stockholders.

             Personnel and                                Arch Coal, Inc.
        Compensation Committee                          Board of Directors
        ----------------------                          ------------------
      Thomas L. Feazell, Chairman                    James R. Boyd, Chairman
      Philip W. Block                                Philip W. Block
      James R. Boyd                                  Paul W. Chellgren
      Paul W. Chellgren                              Ignacio Dominguez Urquijo
      Douglas H. Hunt                                Thomas L. Feazell
      Theodore D. Sands                              Robert L. Hintz
                                                     Douglas H. Hunt
                                                     Steven F. Leer
                                                     James L. Parker
                                                     A. Michael Perry
                                                     J. Marvin Quin
                                                     Theodore D. Sands

                       ARCH COAL PERFORMANCE GRAPH(/1/)

          COMPARISON OF FIVE YEAR CUMULATIVE SHAREHOLDER RETURN(/2/)

[Performance Graph]

                 12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
Arch Coal           100         75        100        100         63         43
Peer Group          100        124        129        106         77        113
S&P 400 (Midcap)    100        131        156        206        246        282

--------
(/1/) Peer Companies include: Cyprus Amax Minerals Company, Freeport-McMoran
      Copper & Gold Inc., Newmont Mining Corporation, The Pittston Company, Southern Peru Copper Corporation and Vulcan Materials Company.

(/2/) Performance shown in the graph for the Company prior to the Ashland Merger is attributable to Ashland Coal, Inc.

Pension Plan

   In October 1997, the Company adopted a Cash Balance Pension Plan (the "Pension Plan") effective January 1, 1998, to combine and replace both the Arch Coal, Inc. Pension Plan and the Ashland Coal, Inc. Pension Plan for salaried employees (each collectively, the "Prior Pension Plan"). The benefits of an individual employed on January 1, 1998 were vested as of that date. An individual hired after January 1, 1998, becomes vested in his or her benefits after three years of service. If an individual participated in the Prior Pension Plan, his or her Pension Plan account was credited with an opening balance based on the present value of his or her earned pension benefit, payable at age 65, under the Prior Pension Plan as of December 31, 1997. On an annual basis (or a shorter period if a participant's employment is terminated), each participant's account is credited with the following: (i) contribution credits equal to a percent of total pay; (ii) transition credits for a period equal to a participant's credited service under the Prior Pension Plan as of December 31, 1997 (to a maximum of 15 years from December 31,
1997); and (iii) interest credits based on one-year treasury yields plus 1%. The percentage amounts of the contribution and transition credits, which are shown in the following chart, are based on the participant's age at year end.

                                        CONTRIBUTION CREDITS* TRANSITION CREDITS
      AGE AT YEAR END                    AS% OF TOTAL PAY**    AS% OF TOTAL PAY
      ---------------                   --------------------- ------------------
      Under 30.........................          3.0%                1.0%
      30 to 34.........................          4.0%                1.0%
      35 to 39.........................          4.0%                2.0%
      40 to 44.........................          5.0%                3.0%
      45 to 49.........................          6.0%                4.0%
      50 to 54.........................          7.0%                4.0%
      55 and over......................          8.0%                4.0%

--------
*Plus an additional 3% of pay above the Social Security wage base. **Total pay means regular salary plus annual incentive bonus payments.

   Any participant whose benefits under the Pension Plan are limited by the Internal Revenue Service's annual compensation limit ($170,000 for 2000) or maximum benefit limitation is eligible to participate in the Supplemental Pension Plan. The benefit provided under the Supplemental Pension Plan is the excess of the benefit to which the participant would be entitled under the Pension Plan had his or her benefit not been limited by the Internal Revenue Service's annual compensation limit or maximum benefit limitation, over the benefit to which the participant is actually entitled under the Pension Plan.

   As of December 31, 1999, the estimated annual annuities (based on one-year treasury yields) payable at age 65 to Messrs. Leer, Woodring, Shanks, Quinn and Kriegshauser under both the Pension Plan and Supplemental Pension Plan were $368,830, $197,599, $225,203, $225,821, and $217,516, respectively. The actuarial assumption used in the calculation to determine the annuity included the assumption that annual compensation remained unchanged from 1999. Annual incentive compensation was based on the average of incentive compensation awarded over the last four years. The interest rate for determining the annuity was 6.26%. The interest credits for 2000 and future years was 6.43%.

Employment and Retention Agreements

   Mr. Leer entered into an employment agreement with the Company dated March 1, 1992. The agreement is automatically renewed from year to year unless terminated sixty days in advance of the end of each year. The agreement provides for an annual base salary of not less than $250,000 and requires the Company to maintain an incentive compensation plan under which Mr. Leer is entitled to receive annual bonuses of up to 100% of his base salary; however, the amount of the bonus actually received is to be determined on the basis of the achievement by the Company of certain performance goals as established by the Board of Directors (or a committee thereof) on an annual basis.

   The Board of Directors has authorized the Company to enter into retention agreements with the Company's executive officers. Each retention agreement will provide that if the executive officer is terminated by the Company without cause, then the Company will continue to pay such executive his salary (including incentive compensation) then in effect for a period of one year after such termination. If, however, he resigns for good reason or is terminated without cause within two years after a change in control of the Company, then depending upon the position held by the executive, he would receive a payment equal to up to three-times the highest of his annual compensation (including incentive compensation) during the prior three fiscal years preceding the change in control. In addition, certain benefits would continue for up to three years depending upon the benefit and position held by the executive. The terms "cause," "good reason" and "change in control" will be defined in the agreements.

Compensation of Directors

   Non-employee Directors of Arch Coal during 1999 received an annual retainer of $25,000 and a $1,250 fee for each Board or Committee meeting attended and were reimbursed for expenses incurred in attending all such meetings. Each non-employee Director who served as a chairman of a committee or as Chairman of the Board received an additional fee of $4,000 for each chairmanship held by such Director. For 1999, Messrs. Block, Boyd, Chellgren and Quin waived the payment of their director's fees and retainers, which waiver may be withdrawn at any time. Mr. Feazell waived the payment of his fees and retainers earned during the first quarter of 1999. Mr. Dominguez's fees were, at his instruction, paid to Carboex.

   A special committee of independent directors (the "Special Committee") was formed in September 1999 to consider a proposal from Ashland concerning a potential tax-free distribution of its interest in the Company. The Special Committee was comprised of Messrs. Parker (Chairman), Dominguez, Hintz, Hunt, Perry and Sands. Each member of the Special Committee received a $25,000 fee for his service on such Committee during 1999 and was reimbursed for expenses incurred in attending Committee meetings. Mr. Parker received an additional fee of $10,000 for serving as Chairman of the Special Committee during 1999.

   Effective January 1, 1999, the Company adopted the Outside Directors' Deferred Compensation Plan. This Plan replaced the Deferred Compensation Plan for Directors' Fees that was terminated December 31, 1998. Under the Plan, a Director may elect to defer payment of all or a portion of his fees until termination of his service as a Director, his death or such other time as provided by the Board. Deferred amounts are credited (or debited) in accordance with the terms of the Plan based upon a hypothetical investment in any one or more of approximately thirty investment options, including Company Common Stock, as elected by the participant.

   Beginning in 2000, the annual retainer to be paid to each non-employee Director will be $55,000, with $30,000 of such retainer being tied to the Company's Common Stock and being subject to mandatory deferral. Each Director is required to defer $30,000 of his annual retainer via the Outside Directors' Deferred Compensation Plan, with payment of such retainer to be made upon termination of his services as a Director. Instead of allowing the deferred amount to be invested in the investment options generally available under the Plan, the deferred amount must be invested in a hypothetical investment in the Company's Common Stock. The annual retainer was modified in the manner described above to bring it more in line with the level and type of compensation paid to directors of similarly sized publicly-traded companies, especially those in mining and extractive industries.

   Beginning in 2000, any new Director will receive an additional $30,000 during his first year of service on the Board. The additional fee will be tied to the Company's Common Stock and be subject to mandatory deferral like the $30,000 portion of the annual retainer discussed above.

Compensation Committee Interlocks and Insider Participation

   The following individuals served as members of the P&C Committee during 1999: Messrs. Feazell (Chairman), Block, Boyd, Chellgren, Hunt and Sands. Mr. John R. Hall also served on the Committee until his retirement from the Board in April of 1999. None of the members of the Committee are, or at any time have been, officers or employees of Arch Coal or any of its subsidiaries. Messrs. Block, Boyd and Chellgren are employees of Ashland. Mr. Feazell retired as Senior Vice President of Ashland on April 1, 1999. (See "Certain Relationships And Related Transactions" for further information about the relationship of Arch Coal with Ashland).

Certain Relationships and Related Transactions

   Arch Coal purchased fuel, oil and other products and services from certain Ashland subsidiaries and from Marathon Ashland Petroleum LLC, of which Ashland owns 38%, at current market prices using standard purchase orders. Such purchases amounted to approximately $4.8 million in 1999.

   As of December 31, 1999, Ashland guaranteed approximately $1.7 million of coal royalty payments, land lease and various other obligations of Ashland Coal, Inc.

   Management believes charges between Arch Coal and Ashland for services rendered or provided were reasonable and that the other transactions described above were concluded on terms equivalent to those prevailing among unaffiliated parties.

   Ernst & Young LLP, whose appointment as independent auditor for Arch Coal is sought to be ratified under Proposal 3, is also the independent auditor for Ashland, and Ernst & Young S.A., a Spanish affiliate of Ernst & Young LLP, is the independent auditor for Carboex.

   The Company, Ashland, Carboex and various trusts and corporations owned by trusts for the benefit of descendants of H. L. and Lyda Hunt are parties to a Registration Rights Agreement pursuant to which certain of such stockholders have certain rights to require the Company to register the sale of such stockholders' shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). Subject to certain limitations, all such stockholders also have certain incidental rights under the Registration Rights Agreement to include shares of Common Stock in registration statements filed under the Securities Act with respect to offerings of Common Stock by other stockholders of the Company.

   Pursuant to a Stockholders Agreement between the Company, Ashland and Carboex, the Company has agreed to nominate for election as a director of the Company a person designated by Carboex, and Ashland has agreed, among other things, to vote its shares of Common Stock in a manner sufficient to cause the election of such nominee. In addition, pursuant to such agreement, Ashland has agreed that if it or any of its affiliates desire to sell or otherwise dispose of (other than pursuant to a public offering or pursuant to the Registration Rights Agreement described above) 50% or more of the shares of Common Stock then held by Ashland and its affiliates to an Industrial Buyer (as defined in the Stockholders Agreement) or 20% or more of the total outstanding shares of Common Stock to an Industrial Buyer, then subject to the satisfaction of certain conditions, Carboex will have the right to sell or otherwise dispose of all of the shares of Common Stock then held by it in such transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

   Under the securities laws of the United States, the Company's Directors, its executive officers and any persons beneficially holding more than ten percent of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied. In making these statements, the Company has relied on copies of the reports that its executive officers and Directors have filed with the SEC.

                       PROPOSAL TO APPROVE AND ADOPT THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                        (PROPOSAL 2 ON THE PROXY CARD)

General

   The Board of Directors has determined that it is advisable that the Company's Restated Certificate of Incorporation (the "Existing Certificate") be amended and restated to read as set forth in Appendix A hereto (the "Amended and Restated Certificate"). If approved and adopted, the Amended and Restated Certificate will, among other things, (1) contain a provision classifying the Board of Directors; (2) require that any action of the stockholders be taken only at a duly called annual or special meeting and not by written consent; (3) require that only two or more members of the Board of Directors be able to call a special meeting of stockholders; and (4) eliminate the provision of the Existing Certificate permitting cumulative voting in the election of directors.

   Provisions of the Existing Certificate reflect a stockholder profile of the Company in which Ashland owns more than 50% of the outstanding Common Stock of the Company. As of March 1, 2000, Ashland owned approximately 58% of the Company's outstanding Common Stock. As a result of the Ashland Distribution, 17,397,233 shares of the Common Stock held by Ashland, comprising approximately 45.6% of the outstanding shares of Common Stock, were distributed pro rata to more than 21,000 Ashland stockholders of record. In addition, Ashland has announced that it intends to otherwise dispose of its remaining 4,726,040 shares in a tax efficient manner. The Board of Directors of the Company believes that, in light of the Ashland Distribution and the resultant significant change in the stockholder profile of the Company, approval and adoption of the Amended and Restated Certificate is appropriate and advisable, and in the best interests of the Company and all of its stockholders.

   The information below under the heading "Comparison of the Amended and Restated Certificate to the Existing Certificate" describes the material differences between the Amended and Restated Certificate and the Existing Certificate. If the Amended and Restated Certificate is not approved, the Company will continue to governed by the Existing Certificate. A copy of the Existing Certificate has been filed as an exhibit to filings of the Company with the Securities and Exchange Commission. Copies of the Existing Certificate are also available for inspection at the principal executive offices of the Company and will be sent to a stockholder upon written request.

Required Approval

   The affirmative vote of the holders of (i) at least a majority of the outstanding shares of Common Stock entitled to vote and (ii) not less than two-thirds of the shares of Common Stock voting at the meeting is required for approval and adoption of the Amended and Restated Certificate. An abstention from voting with respect to this proposal will have the effect of a vote against this proposal.

Comparison of the Amended and Restated Certificate to the Existing Certificate

   The following comparison of the Amended and Restated Certificate to the Existing Certificate is subject to and qualified in its entirety by reference to the form of proposed Amended and Restated Certificate of Incorporation attached as Appendix A to this Proxy Statement.

   Classification of the Board of Directors. The Existing Certificate contains no provision regarding classification of the Board of Directors. Accordingly, at each annual meeting of stockholders, the entire Board of Directors is elected for a term ending at the next succeeding annual meeting of stockholders or until their successors are duly elected and qualified. The Amended and Restated Certificate provides that the Board of Directors be divided into three classes to serve as follows: the Class I Directors will hold office for an initial term to expire at the annual meeting of stockholders held in 2001; the Class II Directors will hold office for an initial term to expire at the annual meeting of stockholders held in 2002; and the Class III Directors will hold office for an initial term to expire at the annual meeting of stockholders held in 2003. At each annual meeting of stockholders, only the election of Directors of the class whose term is expiring would be voted upon, and upon election each such Director would serve a three-year term.

   The Delaware General Corporation Law provides that any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause. The Amended and Restated Certificate would include no provision permitting removal of members of the classified Board of Directors otherwise than for cause. Accordingly, removal of a member of the Company's Board of Directors could be affected by stockholders only for cause.

   Stockholder Action. The Delaware General Corporation Law provides that, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. The Existing Certificate contains no provision prohibiting or restricting stockholder action by written consent. The Amended and Restated Certificate provides that any action required or permitted to be taken by Company stockholders must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent.

   Right to Call a Special Meeting of Stockholders. The Delaware General Corporation Law provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The Company's current Bylaws provide that special meetings of the stockholders may be called at any time by the President, the Chief Executive Officer, any two or more members of the Board of Directors or holders of 10% or more of the outstanding capital stock of the Company entitled generally to vote for the election of Directors. The Amended and Restated Certificate provides that special meetings of stockholders of the Company may only be called by any two or more members of the Board of Directors. Accordingly, the Amended and Restated Certificate would not permit stockholders to call a special meeting of stockholders. If the Amended and Restated Certificate is approved and adopted, the Bylaws will be amended accordingly. The Amended and Restated Certificate further provides that only such business will be conducted at a special meeting of stockholders as is brought before the meeting in accordance with the notice of the meeting.

   Cumulative Voting. The Delaware General Corporation Law provides that the certificate of incorporation of a corporation may provide that at all or at certain elections of directors each holder of stock entitled to vote may vote cumulatively for directors. The Existing Certificate provides that holders of Company Stock have the right to cumulate their votes in the election of Directors. Under this provision, a stockholder who elects to cumulate votes is entitled to as many votes as equals the number of votes which such holder would be entitled to cast for the election of Directors with respect to such holder's shares of stock multiplied by the number of Directors to be elected, and such holder may cast all of such votes for a single Director or may distribute them among the number to be voted for, or for any two or more of them, as the holder may see fit. Correspondingly, in the case of removal of Directors, if less than the entire Board of Directors is to be removed, no Director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors. The Amended and Restated Certificate contains no provision permitting cumulative voting. Accordingly, if the Amended and Restated Certificate is approved and adopted, stockholders will not be able to cumulate their votes in future elections of Directors.

   Supermajority Voting Requirements. The Existing Certificate requires the affirmative vote of not less than two-thirds of the voting shares of Common Stock to: (1) adopt an agreement or plan of merger or consolidation; (2) authorize the sale, lease or exchange of all or substantially all of the property and assets of the Company; (3) authorize the dissolution of the Company or the distribution of all or substantially all of the assets of the Company to its stockholders; or (4) amend, alter, supplement, repeal or adopt any provision inconsistent with certain articles of the Existing Certificate, namely, those articles related to: (i) the Company's authorized shares of capital stock; (ii) the election of Directors; (iii) these "supermajority" requirements; and (iv) the Company's election not to be governed by Section 203 of the Delaware General Corporation Law. These provisions of the Existing Certificate will be retained in the Amended and Restated Certificate.

Anti-Takeover Effects

   The Board of Directors of the Company believes that, in light of the Ashland Distribution and the resultant significant change in the stockholder profile of the Company, approval and adoption of the Amended and Restated Certificate is appropriate and advisable, and in the best interests of the Company and all of its stockholders. Certain provisions of the Amended and Restated Certificate, together with the stockholder rights plan described below, are designed to facilitate the continuity and stability of the Company's business strategies and policies and to encourage persons seeking to acquire control of the Company to engage in arms-length negotiations with the Board of Directors. These provisions would place the Board of Directors in a stronger position to respond to unsolicited takeover proposals and to negotiate effectively with persons who acquire or seek to acquire substantial blocks of Common Stock to ensure that the best interests of all stockholders are protected. The provisions are also designed to make the Company less vulnerable to unfair or coercive takeover tactics. The provisions could, however, tend to discourage a third party from seeking to obtain control of or acquire the Company and thus have a potential adverse effect on the ability of stockholders to benefit from proposals or transactions that are opposed by the incumbent Board of Directors. These provisions could also increase the likelihood that incumbent Directors and management will retain their positions.

   The Existing Certificate contains a provision authorizing the Board of Directors, at its discretion, to issue up to 10,000,000 shares of preferred stock in such classes and having such voting powers, designations, preferences and other special rights as may be prescribed by the Board of Directors, with certain limitations. The issuance of such preferred stock (or shares of authorized but unissued Common Stock) could be used by the Board of Directors to impede a party seeking to acquire control of the Company. This provision will be retained in the Amended and Restated Certificate.

   On March 3, 2000, the Board of Directors adopted a stockholder rights plan under which preferred share purchase rights were distributed as a dividend to the Company's stockholders of record on March 20, 2000. The rights are exercisable only if a person or group acquires 20% or more of the Company's Common Stock (an "Acquiring Person") or announces a tender or exchange offer the consummation of which would result in ownership by a person or group of 20% or more of the Company's Common Stock. Each right entitles the holder to buy one one-hundredth of a share of a series of junior participating preferred stock at an exercise price of $42, or in certain circumstances allows the holder (except for the Acquiring Person) to purchase the Company's Common Stock or voting stock of the Acquiring Person at a discount. At its option, the Board of Directors may allow some or all holders (except for the Acquiring Person) to exchange their rights for Company Common Stock. The rights will expire on March 20, 2010, subject to earlier redemption or exchange by the Company as described in the plan.

   The proposal to approve and adopt the Amended and Restated Certificate is not in response to any offer made to management or the Board of Directors involving a prospective change in control of the Company. Although a change in control of the Company or a rapid change in a majority of the Board of Directors or in the management of the Company may not necessarily be detrimental to the Company and its stockholders, in view of the current environment of consolidation in the coal industry and the significant change in the stockholder profile of the Company following the Ashland Distribution, the Board of Directors believes that it is prudent and in the best interests of stockholders generally to provide the advantages that will result from the adoption of the Amended and Restated Certificate.

Recommendation of the Board of Directors

The Board of Directors believes that approval and adoption of the Amended and Restated Certificate is in the best interests of the Company and its stockholders and, therefore, recommends that stockholders vote "FOR" approval and adoption of the Amended and Restated Certificate.

                          PROPOSAL TO RATIFY AUDITORS

                        (PROPOSAL 3 ON THE PROXY CARD)

   Subject to ratification by the Company's stockholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the consolidated financial statements of Arch Coal and its subsidiaries for the year ending December 31, 2000. Ernst & Young LLP is also the independent auditor for Ashland and Ernst

& Young S.A., a Spanish affiliate of Ernst & Young LLP, is the independent auditor for Carboex. Submission of the appointment to the stockholders for their ratification is not required. However, the Board will reconsider the appointment if it is not ratified by the stockholders.

   The following resolution concerning the appointment of independent auditors will be offered at the Annual Meeting:

     "RESOLVED, that the appointment of Ernst & Young LLP by the Board of Directors of Arch Coal to audit the accounts of Arch Coal and its subsidiaries for the year ending December 31, 2000, is hereby ratified."

   Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee and the Board of Directors recommend the stockholders vote "FOR" such ratification.

   Prior to the Ashland Merger, Arthur Andersen LLP acted as independent auditors for the Company. Upon consummation of the Ashland Merger, the Board of Directors approved the engagement of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending 1997.

                                 MISCELLANEOUS

   The expenses of solicitation of proxies for the Annual Meeting, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by Arch Coal. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Solicitation may be made by mail, telephone, telegraph and personal interview, and by regularly engaged officers and employees of Arch Coal, who will not be additionally compensated therefor.

   The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

   A form of proxy which is properly signed, dated and not revoked will be voted in accordance with the instructions contained therein. IF NO INSTRUCTIONS ARE GIVEN, THE PERSONS NAMED IN THE FORM OF PROXY SOLICITED BY THE BOARD OF DIRECTORS INTEND TO VOTE FOR THE NOMINEES NAMED THEREIN FOR ELECTION AS DIRECTORS; FOR APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY; AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2000.

Stockholder proposals for the Annual Meeting in 2001

   Stockholders of Arch Coal may present proposals for consideration at the 2001 Annual Meeting of Stockholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934 and Arch Coal Bylaws. Proposals of stockholders which are the proper subject for inclusion in the Proxy Statement and for consideration at the 2001 Annual Meeting must be received by Arch Coal's Corporate Secretary no later than December 1, 2000, in order to be included in Arch Coal's Proxy Statement and form of proxy card.

   The Company's Bylaws provide that a stockholder must deliver to the Secretary of the Company at its principal executive office written notice of any proposal he or she intends to present at the annual meeting, other than through inclusion of such proposal in the Company's proxy materials for that meeting. This written notice must be delivered not sooner than February 3 nor later than February 23, 2001. If the 2001 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from May 4, 2001, then notice must be delivered not earlier than the 90th day, nor later than the 70th day (or the tenth day following the public announcement of the meeting date), prior to the 2001 Annual Meeting. If the Company does not receive notice by the required date and such proposal is presented at the 2001 Annual Meeting, management proxies may use their discretionary voting authority with respect to such proposal. Stockholders should consult the Company's Bylaws for further requirements in connection with the presentation of proposals at an annual meeting.

   Please fill in, sign and date the enclosed form of proxy and return it in the accompanying addressed envelope which requires no further postage if mailed in the United States. If you attend the Annual Meeting and wish to vote your shares in person, you may do so if you notify the Secretary of the meeting in writing prior to the voting of the proxy. Your cooperation in giving this matter your prompt attention will be appreciated.

                                          By Order of the Board of Directors,
                                          /s/ Rosemary L. Klein
                                          ROSEMARY L. KLEIN
                                          Secretary and Assistant General
                                           Counsel

St. Louis, Missouri
March 31, 2000

                                                                     APPENDIX A

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                ARCH COAL, INC.

                                   * * * * *

   1. The name of the Corporation is Arch Coal, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 20, 1969.

   2. This Amended and Restated Certificate of Incorporation restates and integrates and also further amends in certain respects the Corporation's Restated Certificate of Incorporation.

   3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                                   * * * * *

   FIRST: The name of the Corporation is Arch Coal, Inc. (hereinafter referred to as the "Corporation").

   SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware.

   FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), which shall be divided into two classes as follows:

     A. One Hundred Million (100,000,000) shares of Common Stock, the par value of which shares is One Cent ($.01) per share; and

     B. Ten Million (10,000,000) shares of Preferred Stock, the par value of which shares is One Cent ($.01) per share. The Corporation's Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issuance of the Preferred Stock in one or more series, the shares of each of which series to have such voting rights and the terms and conditions for the exercise thereof, provided that the holders of shares of Preferred Stock (1) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of other capital stock, and (2) will not be entitled to vote on any matter separately as a class, except to the extent required by law or as specified with respect to each series with respect to (x) any amendment or alteration of the provisions of this Certificate of Incorporation that would adversely affect the powers, preferences, or special rights of the applicable series of Preferred Stock or (y) the failure of the Corporation to pay dividends on any series of Preferred Stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which event the number of directors may be increased by two and the holders of outstanding shares of Preferred Stock then similarly entitled shall be entitled to elect the two additional directors until full accumulated dividends on all such shares of Preferred Stock shall have been paid; and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors in the Bylaws.

   FIFTH:

     A. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of not less than two-thirds of the members of the entire board of directors; provided, however, that in no event shall the number of directors be less than three (3). Effective upon the filing of this Amended and Restated Certificate of Incorporation, the directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Class I directors shall initially serve for a term ending at the annual meeting of stockholders of the Corporation held in year 2001, Class II directors shall initially serve for a term ending at the annual meeting of stockholders of the Corporation held in year 2002 and Class III directors shall initially serve for a term ending at the annual meeting of stockholders of the Corporation held in year 2003. At each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders held in year 2001, successors to the class of directors whose term expires at such annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office, and except as otherwise required by law. In the event such election is not held at an annual meeting of stockholders, it shall be held at any adjournment thereof or at a special meeting.

     B. Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

     C. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article FIFTH, in each case unless expressly provided by such terms.

   SIXTH: Except as otherwise fixed pursuant to the provisions of ARTICLE FOURTH hereof relating to the voting rights of the holders of any class or series of Preferred Stock:

     1. The affirmative vote of the holders of not less than two-thirds of the shares of Common Stock voting thereon, in the manner and to the extent permitted in the Bylaws, shall be required to:

       (i) Adopt an agreement or plan of merger or consolidation;

       (ii) Authorize the sale, lease or exchange of all or substantially all of the property and assets of the Corporation;

       (iii) Authorize the disposition of the Corporation or the distribution of all or substantially all of the assets of the Corporation to its stockholders; or

       (iv) Amend, alter, supplement, repeal or adopt any provision inconsistent with Article FOURTH, Article FIFTH, this ARTICLE SIXTH or Article TENTH.

     2. On all other matters, the affirmative vote of a majority of the shares of Common Stock voting therein will be required unless a greater vote is required by law.

     3. Voting by the stockholders for the election of directors or on any other matter need not be by written ballot.

   SEVENTH: All actions required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation must be taken at a duly called annual or special meeting of stockholders, and cannot be taken by a consent in writing without a meeting.

   EIGHTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by any two or more directors. Such special meetings may not be called by any other person or persons or in any other manner. Only such business will be conducted at any such special meeting as is brought before the meeting in accordance with the notice of the meeting.

   NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation as therein provided.

   TENTH: The Corporation hereby expressly elects not to be governed by
Section 203 of the General Corporation Law of the State of Delaware.

   ELEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. No repeal of or amendment to this Article ELEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended.

   TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed herein and by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

PROXY

                                ARCH COAL, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING ON MAY 4, 2000

The undersigned as a participant under Arch Coal thrift plans (the Arch Coal, Inc. Employee Thrift Plan or Mingo Logan Savings Plan, collectively the "Plan") hereby instructs Chase Manhattan Bank, N.A., Trustee to constitute and appoint STEVEN F. LEER and ROSEMARY L. KLEIN, and each of them, with power of substitution, as the proxy of said Trustee to represent the interests of the undersigned in the Common Stock of Arch Coal, Inc. ("Arch Coal") held under the terms of the Plan at the Annual Meeting of Stockholders of Arch Coal to be held at its headquarters at CityPlace One, St. Louis, Missouri, at 10:00 a.m. on Thursday, May 4, 2000, and at any adjournments thereof, and to vote with all powers the undersigned would possess if present at such meeting, all shares of Common Stock credited to the undersigned under the Plan as of the record date for the Annual Meeting (including with respect to the election of directors, the power to cumulate votes and distribute such votes among the nominees) on the matters set forth on the reverse side hereof and all other matters properly coming before the meeting.

     Election of Directors, Nominees                  (Comments or Change of Address)

     Phillip W. Block             Douglas H. Hunt     __________________________________________
     James R. Boyd                Steven F. Leer
     Ignacio Dominguez Urquijo    James L. Parker     __________________________________________
     Thomas L. Feazell            A. Michael Perry
     Robert L. Hintz              Theodore D. Sands   __________________________________________

                                                      __________________________________________
                                                      (If you have written in the above space,
                                                      please mark the corresponding box on the
                                                      opposite side of this card.)

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return your card.

          Please mark your
     [x]  votes as in this
          example.
          This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all proposals.

                                            The Board of Directors recommends a vote FOR all proposals.
                                            -----------------------------------------------------------
                         FOR    WITHHELD                                                    FOR    AGAINST    ABSTAIN
1. Election of           [ ]       [ ]                      2.  Approval and Adoption of    [ ]      [ ]        [ ]
   Directors                                                    Amended and Restated
(see opposite side)                                             Certificate of Incorporation
For, except vote withheld from the following nominee(s):

______________________________________________________      3.  Ratification of             [ ]      [ ]        [ ]
                                                                Ernst & Young LLP
______________________________________________________          as independent
                                                                auditors for 2000


You are encouraged to specify your choices by marking the appropriate boxes, and promptly returning this proxy in the enclosed envelope, which requires no postage, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors.

                                                            Change of Address/                       [ ]
                                                            Comments on opposite side.

                                                            I plan to attend the                     [ ]
                                                            Annual Meeting

SIGNATURE(S)_________________________________________ DATE_____________________________

NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

PROXY

                                ARCH COAL, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING ON MAY 4, 2000

The undersigned hereby appoints STEVEN F. LEER and ROSEMARY L. KLEIN, and each of them, with power of substitution, as the proxy of the undersigned to represent the undersigned and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Stockholders of Arch Coal, Inc. to be held at its headquarters at CityPlace One, St. Louis, Missouri, at 10:00 a.m. on Thursday, May 4, 2000, and at any adjournments thereof, with all powers the undersigned would possess if present at such meeting (including with respect to the election of directors, the power to cumulate votes and distribute such votes among the nominees) on the matters set forth on the reverse side hereof and all other matters properly coming before the meeting.


Election of Directors,Nominees                   (Comments or Change of Address)
---------------------------------------------
Phillip W. Block            Douglas H. Hunt
James R. Boyd               Steven F. Leer      --------------------------------
Ignacio Dominguez Urquijo   James L. Parker
Thomas L. Feazell           A. Michael Perry    --------------------------------
Robert L. Hintz             Theodore D. Sands
                                                --------------------------------

                                                --------------------------------
                                                  (If you have written in the
                                                  above space, please mark the
                                                  corresponding box on the
                                                  opposite side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return your card.

    Please mark your
X   votes as in this
    example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all proposals.

                             The Board of Directors recommends a vote FOR all proposals.
                             -----------------------------------------------------------
                               FOR           WITHHELD                                  FOR  AGAINST  ABSTAIN
1. Election of                 [  ]            [  ]      2.  Approval and Adoption of  [  ]   [  ]     [  ]
   Directors                                                 Amended and Restated
(see opposite side)                                          Certificate of Incorporation.
For, except vote withheld from the following nominee(s):

_________________________________________________        3.  Ratification of           [  ]   [  ]     [  ]
                                                             Ernst & Young LLP
                                                             as independent
_________________________________________________            Auditors for 2000

You are encouraged to specify your choices by marking the appropriate boxes, and promptly returning this proxy in the enclosed envelope, which requires no postage, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors.

                                                             Change of Address/               [  ]
                                                             Comments on opposite side.

                                                             I plan to attend the             [  ]
                                                             Annual Meeting

SIGNATURE(S)_____________________________________________ DATE__________________

NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.